PRELIMINARY COPY SUBJECT TO COMPLETION
DATED MARCH 25, 2010

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No.  )

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Filed by a Party other than the Registrant   ☒

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☐           Preliminary Proxy Statement

☐           Confidential, for Use of the Commission Only (as permitted by Rule14a-6(e)(2))

☐           Definitive Proxy Statement

☒          Definitive Additional Materials

☐           Soliciting Material Under Rule 14a-12

MCG CAPITAL CORPORATION
(Name of Registrant as Specified in Its Charter)

WESTERN INVESTMENT LLC
WESTERN INVESTMENT HEDGED PARTNERS L.P.
WESTERN INVESTMENT INSTITUTIONAL PARTNERS LLC
WESTERN INVESTMENT TOTAL RETURN PARTNERS L.P.
WESTERN INVESTMENT TOTAL RETURN FUND LTD.
ARTHUR D. LIPSON

(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

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2

Western Investment LLC (“Western Investment”), together with the other participants named herein, is filing materials contained in this Schedule 14A with the Securities and Exchange Commission (the “SEC”) in connection with the solicitation of proxies by Western Investment at the 2010 annual meeting of shareholders (the “Annual Meeting”) of MCG Capital Corporation (the “Company”).  Western Investment has filed a definitive proxy statement with the SEC with regard to the Annual Meeting.

Item 1:  On May 18, 2010, Western Investment issued the following press release announcing the issuance of a letter to stockholders of the Company:

Western Investment LLC Continues to Fight Against MCG Capital Corporation's (NASDAQ:MCGC) Highly Dilutive Share Issuances
Reduces Slate to One Nominee
Favors Exploring All Strategic Alternatives

Companies: MCG Capital Corporation

Press Release Source: Western Investment LLC On Tuesday May 18, 2010, 3:12 pm

NEW YORK--(BUSINESS WIRE)--Western Investment LLC today announced that it will send the following letter to MCG Capital Corporation (NASDAQ:MCGC - News) stockholders:

May 18, 2010

Dear Fellow Stockholder:

We understand you have heard an awful lot about MCG Capital Corporation’s May 26 Annual Meeting and have received numerous letters from MCGC and its CEO, Steven Tunney, making false and outrageous claims concerning Western Investment LLC and our solicitation, including the impossible and ridiculous claim that Western Investment is somehow attempting to take over MCGC with its minority slate. We have sent you several letters to try to provide some balance to management’s desperate efforts to distract you from the simple issues at hand. We continue to believe that the issues are simple—long-term poor performance, potentially dilutive future stock issuances and excessive management compensation. We have also spoken with many of you during this solicitation, and have appreciated your support and considered your concerns.

To help focus this contest on what we believe to be the core issues, we have determined to reduce our slate by one nominee. While we believe Bruce Shewmaker is an outstanding nominee with an impressive record and valuable experience with business development companies and private equity, we also acknowledge concerns raised to us by certain stockholders about Mr. Shewmaker’s affiliation with MVC Capital. To address those concerns, Mr. Shewmaker has determined to withdraw as a nominee. Mr. Shewmaker stated, “By withdrawing, I hope that intense focus now will be given to the real issues at MCGC—a lack of investment performance and the dilutive issuances of stock at below NAV, especially to enrich current MCGC management. Be assured that I will continue to support Western Investment’s efforts to stop these stockholder un-friendly actions.”

Western Investment is continuing to support and solicit proxies for the election of Arthur Lipson as a director, and continues to believe that his election is important both to have a second outsider on the eight member Board and for stockholders to send a message to MCGC management that the status quo is not acceptable.

Vote Against Highly Dilutive Stock Issuances

MCGC’s multiple proposals seeking open authority for potentially highly dilutive stock issuances put every stockholder in danger of significant dilution to their investments. We share RiskMetrics Group/ISS’s and Glass Lewis’ concerns regarding management’s dilutive proposals and join their recommendation that stockholders vote against these proposals.

Western Investment Believes MCGC is Plagued by Excessive Compensation for Management and the Board

•
Management is seeking to further enrich their compensation. The proposed expansion amendment to the 2006 Employee Restricted Stock Plan would increase the size of the plan by 2.55 million shares. While Western Investment continues to strongly object to these dilutive stock giveaways, Western Investment would not object to a reasonable stock-option program priced at net asset value, to the extent the Board believed such a plan was essential. Since the Board seems intent on continuing with their stock giveaways, we join with Glass Lewis in recommending that stockholders vote against this proposal.

•
Management already redesigned its compensation plan to get paid millions while the stock price remains substantially below the high water mark. MCGC established new compensation plans in July 2009 when the stock was trading near all time lows. Management is collecting millions and stands to collect millions more if the stock climbs to less than half of its previous high, leaving long term stockholders with huge losses. Management may claim this is pay for performance, but the fact is management is getting very rich while stockholders are losing money.

•
MCGC management receives excessive compensation. Over the past three years Tunney has collected over $4.4 million and MCGC’s other executive officers have collected $15.3 million in total compensation. Under the current bloated compensation plan, the Tunney team stands to receive 595,000 additional shares of MCGC stock (worth over $4 million) if the stock price hits $7.00, which is more than $13.00 below the stock’s high when Tunney took over. This dilutive stock gift is in addition to potential cash bonuses of $3.5 million to be received at the same time.

•
MCGC directors receive excessive compensation. Directors of MCGC earn as much as over $140,000 per year, including an annual cash retainer of $85,000. In July 2009, with MCGC’s stock trading near its all-time lows, the Board of Directors approved new compensation plans for management and a 240% increase in their own annual cash retainers, from $25,000 to $85,000. Who are the MCGC directors working for? If elected, Western Investment’s nominee would support reducing director compensation to $25,000 per director.

Western Investment supports obtaining stockholder approval for any changes in management or strategic direction approved by the Board

In the event Western Investment’s nominee, together with incumbent directors comprising a majority of the Board, determine to choose superior management or a different strategic alternative for MCGC, our nominee would support submitting any such change to stockholders for their approval as a condition to the change.

•	Western Investment supports hiring a disinterested financial advisor to review and recommend the best alternatives available to MCGC.

•
Western Investment is not trying to take over MCGC. If its nominee is elected, any decisions about the direction of MCGC will only be made and approved by a majority of the eight members of the Board, and a stockholder vote.

•
If elected, our nominee pledges to work with the other board members to obtain the best management possible. We believe superior management is available to manage MCGC’s investments. We care because as owners of stock with a NAV of approximately $13 million, we profit when you do─by our investment increasing in value.

Western Investment’s Only Interest in MCGC is as a Stockholder

•	Western Investment pledges not to accept any management fees from MCGC or assume any active management position.

•	Western Investment only benefits if the MCGC stock price rises and the value of our investment increases, together with all other stockholders.

Western Investment Believes MCGC Needs Better Management

•
In February of 2009, MCGC stock under Tunney’s leadership closed at $0.49, a 97.6% decline from its high of $20.80 when Tunney took over, and the Company was rumored to be on the edge of bankruptcy. It was Tunney’s excessive leverage that triggered the bankruptcy fears.

•	MCGC’s investment performance has racked up astounding losses, reporting a $191.9 million investment loss in 2009 alone.

We are seeking to put one highly experienced and successful investor on the eight member board of a damaged company with a failed management. Do Not Be Fooled by Management’s Accusations. The reality is that the that stock trades at a fraction of its value than when Tunney took the reins three years ago. We have suggested that current management be replaced by someone with a better track record. We strongly recommend that the Board meet with Michael Tokarz, an extremely successful manager whose incentive compensation as a Portfolio Manager is only paid after a portfolio company is sold for a cash gain, net of any unrealized losses, without any option or stock grants. THAT is incentive compensation. BUT REGARDLESS of our opinion, any changes relating to the management of MCGC will be made pursuant to MCGC’s governing documents and would be subject to stockholder approval. No matter who the Board selects to manage MCGC’s assets, stockholders must approve such a change, and appropriate contractual safeguards should be in place to ensure that any conflicts of interest are dealt with appropriately.

Help us implement the change we believe is so urgently needed at MCGC. Vote the GOLD proxy today by following the simple instructions for telephone or internet voting on the GOLD proxy card.

If you have any questions or require assistance in voting, please contact our proxy solicitor at the numbers given below.

Thank you for your support!

Arthur D. Lipson
Western Investment LLC

If you have any questions or need assistance voting your shares, please contact:
Innisfree M&A Incorporated at (877) 687-1874 or (212) 750-5834

Contact:

Western Investment LLC
Arthur D. Lipson
art@wifunds.com
or
Innisfree M&A
Mike Brinn, 917-304-6445